 AGREEMENT OF SALE AND PURCHASE

THE STATE OF TEXAS           §
                                                      §
COUNTY OF TRAVIS  §

THIS AGREEMENT OF SALE AND PURCHASE (“Agreement”) is made by and between STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited liability partnership (“Seller”) and ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Purchaser”) and is as follows:

II.

Sale and Purchase

  1.01  The Property. Seller hereby agrees to sell and convey unto Purchaser, and Purchaser hereby agrees to purchase from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth: (i) all of the real property described on Exhibit “A” attached hereto and incorporated herein by reference (the “Land”); (ii) all of Seller’s right, title, and interest in and to all appurtenances to the extent, and only to the extent, benefiting or pertaining to the Land, including, without limitation, all of Seller’s right, title, and interest in and to all streets, alleys, rights-of-way, or easements benefiting the Land (all of the foregoing being referred to herein collectively as the “Appurtenances”); and (iii) all of Seller’s right, title, and interest in and to all of the items described and defined on Exhibit “B” attached hereto and incorporated herein by reference, being the Plans and Reports, Governmental Approvals and Permits, Utility Service Permits, Utility Service Rights, and Street and Drainage Rights described and defined therein (all of the foregoing being referred to herein individually by the names set out above, and collectively as the “Personal Property”). The Land and Appurtenances are collectively referred to herein as the “Real Property.” The Real Property and the Personal Property are herein collectively referred to as the “Property.”

1.02  The Options. If and only if Purchaser closes the purchase of the Property under the terms of this Agreement, then Purchaser will have options (the “Options”) to purchase those certain option tracts described on Exhibit “C” attached hereto and incorporated herein (collectively referred to as the “Option Tracts” and individually as an “Option Tract”). Accordingly, at the Closing of the purchase of the Property hereunder by Purchaser, Seller and Purchaser shall enter into: (i) the option agreements in the forms of Exhibits “D-1,” “D-2” and “D-3” attached hereto and incorporated herein by reference (collectively, the “Option Agreements”) pursuant to which Purchaser shall have the option to purchase each of the Option Tracts (it being contemplated that Seller and Purchaser will enter into an Option Agreement to purchase each Option Tract); and (ii) a memorandum of options in the form of Exhibit “E” attached hereto and incorporated herein by reference to be recorded in the Official Public Records of Travis County, Texas, evidencing Purchaser’s option to purchase each of the Option Tracts (the “Memorandum of Options”).

  II.

Consideration

 2.01   Purchase Price. The purchase price to be paid by Purchaser to Seller for the sale and conveyance of the Property shall be NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00) (the “Purchase Price”).

  2.02  Payment of the Purchase Price. The Purchase Price shall be payable in full in readily available funds at the Closing.

  2.03  Earnest Money. In order to secure Purchaser’s performance of this Agreement, Purchaser shall, within two (2) business days after the Effective Date of this Agreement, deposit FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00) in cash or other readily available funds with Heritage Title Insurance Company of Austin, Inc., (the “Title Company”) at its offices at 401 Congress Avenue, Suite 1500, Austin, Texas 78701, Attn: Amy Fisher. All cash deposited with the Title Company pursuant to the terms hereof is referred to herein collectively as the “Earnest Money.” The Earnest Money will be placed in an interest bearing account at one or more state or federally chartered banks while under the control of the Title Company, and all interest earned thereon will become part of the Earnest Money hereunder. Purchaser will promptly execute and deliver to the Title Company all documents and certificates as are required by Title Company to invest the Earnest Money in an interest bearing account. If the transaction contemplated hereby is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be applied against the Purchase Price at Closing. If the transaction is not so consummated, the Earnest Money shall be held and delivered by the Title Company as hereinafter provided. Upon the expiration of the “SDP Contingency Period” (defined in Section 4.03.A), the Earnest Money will only be refundable to Purchaser upon a Seller Default or upon any specific termination right of Purchaser that expressly provides for the refund of the Earnest Money to Purchaser and, otherwise, will be delivered to Seller as and when provided under the provisions of this Agreement.

III

Title and Survey

  3.01 Title Commitment. Within fifteen (15) days after the Effective Date, Seller shall cause the Title Company to deliver to Purchaser a title commitment (“Commitment”) issued by the Title Company showing Seller as the record fee title owner of the Property by the terms of which the Title Company agrees to issue to Purchaser an owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price on the standard form promulgated by the State Board of Insurance of Texas insuring Purchaser’s fee simple title to the Property to be good and indefeasible, subject to the terms of such policy and the exceptions set forth therein together with copies of all documents which will be shown as Schedule B Exceptions on the Title Policy upon issuance (the “Title Review Documents”). The Commitment shall provide that the standard printed exceptions set forth in the Title Policy shall be modified as follows: (i) the exception relating to restrictive covenants shall be deleted except for restrictions which may be Permitted Exceptions; (ii) the exception as to boundaries, etc. shall be modified to except only as to “shortages in area”; and (iii) there shall be no exception for “rights of parties in possession.”

  3.02  Survey. Seller at its sole cost and expense shall, within twenty (20) days after the Effective Date of this Agreement, cause to be furnished to Purchaser: six (6) copies of an on-the-ground, survey with attached field notes (“Survey”) of the Real Property, prepared and certified as to all matters shown thereon by a registered surveyor (“Surveyor”). The Survey shall be dated subsequent to the Effective Date of this Agreement; shall comply with the Texas Society of Professional Surveyors Standards and Specifications for a Category 1-A, Condition II Survey; and shall contain a certificate addressed to Purchaser and the Title Company in the form set forth on Exhibit “F” (“Survey Certificate”), attached hereto and incorporated herein by reference. In addition, the Survey shall be in a form acceptable to the Title Company to modify the survey exception in the Title Policy to read “shortages in area.”

  3.03  Permitted Exceptions. On or before ten (10) business days after all of the Commitment, the Title Review Documents, and the Survey have been delivered, Purchaser shall provide Seller with written notice of any objections which Purchaser has to exceptions shown on the Commitment or any condition of the Property as revealed by the Survey. All objections raised by Purchaser in the manner herein provided are hereafter called “Objections.” Seller shall have no obligation to cure or remove any Objections, but, Seller shall notify Purchaser in writing within ten (10) business days after receipt of the Objections as to which Objections Seller will cure. Purchaser may, on or before five (5) business days after Seller’s delivery to Purchaser of such notice, terminate this Agreement in its entirety by giving Seller written notice of termination. Thereafter, the Earnest Money shall be returned to Purchaser except for the sum of $100 which will be delivered to Seller as independent consideration hereunder, and Seller and Purchaser shall be released and relieved of further obligations, liabilities and claims hereunder except for the Post Termination Obligations (defined below) which will survive such termination. If Purchaser fails to give written notice of termination within such five (5) business day period, all Objections that Seller refuses to cure shall be deemed waived. Seller shall cure all Objections Seller represents it will cure and in no event shall such Objections remain uncured five days prior to Closing. If Seller fails to cure such Objections within said five (5) day period, Closing shall be extended for thirty (30) days, and if such Objections remain uncured after such extension, Purchaser’s sole and exclusive remedy shall be either:

 A.   to terminate this Agreement; have the Earnest Money returned to it, less the independent consideration; and Seller shall be obligated to pay Purchaser within thirty (30) days after such election is made by Purchaser the out of pocket costs and expenses incurred by Purchaser after the Effective Date for third party contractors, consultants and attorneys regarding the Property provided that Purchaser provides Seller reasonable documentation of such costs that are incurred after the Effective Date; or

  B.   to enforce specific performance of Seller’s agreement to cure such Objections; or

  C.   to proceed to Closing, in which event such Objections shall be deemed waived.

The term “Permitted Exceptions” as used herein shall include: (i) all exceptions which are set forth on the Commitment and all conditions of the Property which are revealed by the Survey which are not timely objected to by Purchaser during the objection period herein provided; and (ii) any exceptions or conditions made the subject of Objections which are waived by Purchaser or are deemed waived by Purchaser.

3.04. Section 10(a) Restriction.

A.  The Property is covered by a United States Fish & Wildlife Service Section 10(a) Permit (the “Section 10(a) Permit”), which was issued effective February 10, 1995. Seller has provided Purchaser a complete copy of the Section 10(a) Permit. As provided in Section 4.07, below, at Closing, Purchaser agrees to pay Seller the Lantana Community Contribution, a portion of which represents full and final payment of costs and expenditures allocated to the Property by Seller for maintenance and related obligations required under the Section 10(a) Permit.”

B.  Seller agrees that prior to Closing, Seller shall obtain, at Seller’s sole cost and expense, and deliver to Purchaser a letter or other document from the US Department of Fish and Wildlife, stating that the Section 10(a) Permit is in good standing and covers the Property. Failure of Seller to obtain said letter prior to Closing shall entitle Purchaser to the remedy stated in Section 7.01.B(i) as if Seller breached one of Seller’s Representations and Warranties.

C.  Purchaser covenants (which covenant shall survive Closing) and agrees that, while Purchaser is the owner of the Property, it shall not take, and shall use commercially reasonable efforts to prevent, any use or development of the Property by Purchaser, or Purchaser’s officers, employees and contractors, which would jeopardize the continued efficacy of the Section 10(a) Permit. The provisions of this Section 3.04 shall be included in the deed executed by Seller to Purchaser at Closing and shall be a “Permitted Exception” hereunder.

D. Seller covenants (which covenant shall survive Closing) and agrees that, while Seller is the owner of any property covered by the Section 10(a) Permit, that Seller shall use commercially reasonable efforts to keep the Section 10(a) Permit in good standing.

IV.

Review Period and Development Permit Contingency

  4.01  Review Materials. To the extent Seller has not delivered the following to Purchaser prior to the Effective Date, Seller shall, within five (5) business days after the Effective Date of this Agreement, deliver to Purchaser copies of all reports, plans, specifications, plats, surveys, documents, instruments or other items of any kind or nature which relate to the Property and are in Seller’s possession, including but not limited to copies of all Plans and Reports. Notwithstanding the foregoing, prior earnest money contracts, appraisals, trust agreements and related instruments, and privileged communications under the attorney/client privilege are excluded from Seller’s disclosure requirement hereunder. All materials and information required to be submitted by Seller to Purchaser hereunder are referred to herein as the “Review Materials.” All Review Materials are delivered by Seller and accepted by Purchaser “AS IS” and without any representation or warranty with respect to their content by Seller; provided, however, Seller agrees to advise Purchaser when the Review Materials are delivered of any material defects or materials errors in the Review Materials known to Seller to the extent affecting the use or development of the Property.

  4.02  Review Period. During the period of time following the Effective Date of this Agreement until the date which is the later to occur of (i) thirty (30) days after the Effective Date or (ii) the date by which all of the Commitment, the Title Review Documents, and the Survey have been delivered to Purchaser (the later being herein called the “Termination Date”), Purchaser shall have the right to review the Review Materials; to inspect the Property; and to otherwise conduct a feasibility review and analysis with respect to the Property. Purchaser agrees that it will provide Seller with copies of all reports it obtains and studies that relate to the condition or potential development by Purchaser of the Property promptly upon receipt of such reports and studies by Purchaser. Notwithstanding any provision hereof to the contrary, should Purchaser determine, in Purchaser’s sole and absolute discretion, that the Property is not satisfactory to Purchaser for any reason, Purchaser may terminate this Agreement by delivering written notice of such termination to Seller on or before the Termination Date. If Purchaser fails to deliver written notice of termination on or before the Termination Date, Purchaser’s right of termination under this Section 4.02 will be deemed waived. If Purchaser timely terminates this Agreement pursuant to the terms of this Section 4.02, then the Earnest Money shall be returned to Purchaser except for the sum of $100 which will be delivered to Seller as independent consideration, and thereafter neither party shall have any further rights, remedies, or obligations hereunder except for the Post Termination Obligations which will survive termination. Prior to the Effective Date, Seller and Purchaser entered into that certain Site Access Agreement (the “Site Access Agreement”) dated July 28, 2005 (the “Site Access Date”) providing Purchaser’s early access to the Property pending the negotiation and execution of this Agreement. This Agreement supercedes the terms and provisions of the Site Access Agreement.

Without limiting the foregoing provisions of this Section, throughout the term of this Agreement, Purchaser shall have the right to (i) enter into and upon the Property, inspect the Property and conduct tests of the Property and other related due diligence activities (“Due Diligence Activities”), and (ii) enter into and upon the Property to engage in certain pre-closing site work subject to and more particularly described in Section 4.05 below. Prior to conducting any Due Diligence Activities on the Property as permitted by this Agreement, Purchaser will (i) provide Seller an insurance certificate in the form attached to the Site Access Agreement as Exhibit “B” thereto reflecting Seller as an additional insured under the insurance policy described in such certificate, and (ii) provide Seller reasonable advance written notice of such activity, including a description of the activity and a time schedule for such activity. Seller reserves the right to be present for the purpose of observing any such Due Diligence Activities which may be conducted by or on behalf of Purchaser. In fulfilling its obligations under subpart (ii) of the prior sentence, Seller will not be required to incur or pay any third party costs or expenses related to preparing or processing the SDP Application. Purchaser, at its sole expense, will pay all third-party costs associated with preparing and processing the SDP Application including, without limitation, engaging any legal counsel, engineer, land planner, lobbyist or other consultant that Purchaser determines is necessary or advisable to prepare and process the SDP Application. Purchaser agrees to provide Seller copies of all third party studies, reports, surveys, tests and other materials generated in connection with Purchaser’s Due Diligence Activities (excluding attorney work product and attorney-client privileged information and communications) within a reasonable time after such materials are available to Purchaser. Notwithstanding anything in this Agreement or elsewhere to the contrary, all Due Diligence Activities shall be conducted in compliance with all applicable governmental requirements, rules and regulations.

Purchaser agrees to indemnify Seller and its principals, partners and affiliates against and hold Seller and its principals, partners and affiliates harmless from, any claim for bodily injury or death or for damage to tangible personal property or for physical damage to the Property in any case sustained by Seller or its principals, partners and affiliates, and for the costs, expenses (including reasonable attorneys’ fees), actually incurred by Seller or its principals, partners and affiliates to the extent such claim, damage, loss or expense arises out of or results from the Due Diligence Activities conducted by or for Purchaser on the Property. Notwithstanding anything to the contrary in this Agreement, said obligation to indemnify and hold harmless Seller and its principals, partners and affiliates shall not exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in the aggregate; provided, however, in the event this Agreement terminates and under the other provisions of this Agreement the Earnest Money is paid to Seller, then all obligation of indemnity and hold harmless provided in this paragraph shall be included in and covered by the delivery of the Earnest Money to Seller and shall not be in addition to the Earnest Money. The obligations of indemnity and hold harmless set forth in this paragraph shall survive any termination of this Agreement except a termination of this Agreement in which the Earnest Money is paid to the Seller. In no event shall the indemnification and hold harmless contained in this Agreement extend to or cover any claim or cause of action brought against Seller (whether singularly or together with others) relating to or based upon an Entitlements Challenge or existing environmental conditions or characteristics on or of the Property, loss of profits or perceived loss of profits; reduction in value, perceived loss of value, or stigma of the Property; or inability to sell, lease or finance the Property. The indemnification obligations set forth in, and as limited by the provisions of, this paragraph are referred to as the “Due Diligence Activities Indemnification.”

  4.03  Development Permit Contingency.

  A.     Plat and Site Development Permit. Seller (i) has, at Seller’s sole cost and expense, filed a complete subdivision plat application (the “Plat Application”) that has been approved by Purchaser with the City of Austin and any other governmental authority with jurisdiction over subdivision of the Property pursuant to and in accordance with that certain approved Preliminary Plan approved by the City of Austin on August 28, 1988 under Case Number C8-84-102(88) (the “Preliminary Plan”), and (ii) agrees, at

Purchaser’s sole cost and expense, to file a complete site development permit application that has been supplied by Purchaser and approved by Seller, which approval will not be unreasonably withheld, (the “SDP Application”) with the City of Austin for a site development permit for the development of the Property as “Phase I” (herein so called) of Purchaser’s “Project” (herein so called) as shown and generally described on Purchaser’s conceptual plan attached hereto as Exhibit “H” (the “Conceptual Plan”). Seller agrees to make said filing as provided in the subsequent portions of this paragraph, but in any event, on or before December 30, 2005 (December 30, 2005, being herein called the “SDP Application Deadline”). The Plat Application and the SDP Application must each be in compliance with all applicable laws, ordinances, regulations, codes, and restrictive covenants when submitted to the City of Austin and may not, without Seller’s and Purchaser’s prior written approval, request a variance from any of the foregoing. Purchaser will submit the SDP Application to the Seller for Seller’s review on or before November 25, 2005. Seller will either submit to Purchaser any written comments it has to the SDP Application or notify Purchaser in writing that Seller has approved the SDP Application within five (5) business days after receipt of the SDP Application. Upon the approval or deemed approval of the SDP Application, Seller agrees to forthwith file said application with the City of Austin. Seller may not make any comment to the SDP Application that is inconsistent with the Preliminary Plan or the Conceptual Plan. In the event that Seller fails to submit written comments or notify Purchaser in writing that it has approved the SDP Application within such five (5) business day period, then Seller will be deemed to have approved the SDP Application. In the event either Seller or Purchaser submits any comments to one another on the Plat Application or the SDP Application then both will work diligently and in good faith with one another to resolve any such comments so that the Plat Application and the SDP Application can be submitted to the City of Austin on or before their respective deadlines set forth above.

After the Plat Application and/or the SDP Application, as applicable, has/have been finalized and filed, Seller and Purchaser will diligently and in good faith process the Plat Application and the SDP Application simultaneously with the applicable governmental authorities in order to obtain a final subdivision plat of the Property (the “Plat”) that is in compliance with the Preliminary Plan and to obtain a site development permit for the Property (the “Site Development Permit”) based on the SDP Application. The period beginning on the Effective Date and ending on the first to occur of (i) the date of issuance of the Site Development Permit by the City of Austin or (ii) March 15, 2006 is referred to herein as the “SDP Contingency Period”; provided, however, the SDP Contingency Period may be extended as provided in Section 4.03.C.

  B.    Processing Plat and SDP Applications. Purchaser and Seller each covenant and agree with the other that: (i) Except for the Plat Application, the SDP Application, the application for a Building Permit and responses to City staff comments in respect to them, no other applications or materials in connection with the Property will be submitted to the City of Austin or other governmental authority with jurisdiction until the same have been submitted in their entirety to Seller and Purchaser as the case may be and approved in writing by them (such approval not to be unreasonably withheld or delayed); (ii) Purchaser and Seller will use commercially reasonable efforts to obtain approval from the City of Austin of the SDP Application and the Plat Application on a timely basis and will promptly, at the expense of them, respectively, respond to any comments received from the City of Austin or other governmental authority with jurisdiction; (iii) Purchaser and Seller will deliver to the other written notice of the filing of any applications for governmental approvals of any kind with the City of Austin within three (3) business days after the date of any such filing, and Purchaser and Seller will keep the other fully informed on a timely basis of all matters which come to Purchaser’s and Seller’s attention with respect to the Plat Application and/or the SDP Application, or any other applications for governmental approvals, including, without limitation, all comments or responses received by them from the City of Austin or any third parties; and (iv) Seller will pay all expenses of any kind or nature in connection with the application for and/or the issuance of the Plat including, without limitation, all fiscal deposits that are required by applicable governmental authorities and all other fees or expenses incurred to process the Plat

Application, and Purchaser will pay all expenses of any kind or nature in connection with the application for and/or the issuance of the Site Development Permit and/or any other requested governmental approvals, including, without limitation, all fiscal deposits that are required by applicable governmental authorities and all other fees or expenses incurred in connection with the preparation of the site plan and other application materials prepared in connection with the SDP Application, and all application fees and other fees or expenses incurred to process the SDP Application and/or any other requested governmental approvals. Seller and Purchaser will reasonably cooperate with the other in connection with the pursuit of the Plat and the Site Development Permit approval, including execution of the Plat Application and the final approved Plat and the SDP Application, provided, however, that Seller will not be required to incur any costs or expenses in that regard except as specifically contemplated herein for the Plat Application and will not be required to approve a Plat Application or a SDP Application that has, or could have, a material adverse effect on the entitlements or development rights related to the remaining property owned by Seller that is covered or included in or by the Preliminary Plan; provided, however that in no event shall a material adverse effect on said entitlements or development rights be deemed or construed to occur by virtue of Purchaser filing or prosecuting a SDP Application that would permit development of the Property at less than the maximum intensity of development and/or in compliance with water quality standards that are more stringent than as permitted or allowable under the Entitlements. Neither Seller nor Purchaser will unreasonably withhold its approval of a proposed Plat Application or SDP Application submitted for approval by them. If Seller or Purchaser fails to respond within five (5) business days after receipt of a written request for approval of either a Plat Application or a SDP Application, the party failing to respond will be deemed to have approved such request. Purchaser and Seller will not amend or modify the Plat Application or the SDP Application or any other requested governmental approvals in any way without prior written consent by the other of them, and Purchaser will not agree to any access restrictions, water detention or filtration improvement construction obligations, or any other agreements of any kind or nature which would be binding upon Seller or the Property, unless contemplated by the SDP Application approved by Seller.

  C.     Failure to Secure Plat or SDP. If either the Plat or the Site Development Permit have not been recorded or issued, respectively, during the SDP Contingency Period, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before the last day of the SDP Contingency Period. If Purchaser fails to give said written notice of termination to Seller on or before said date, Purchaser’s right of termination under this paragraph C will be deemed waived. If Purchaser does timely terminate this Agreement pursuant to this paragraph C, and has complied with all of Purchaser’s obligations under this Section 4.03, then the Earnest Money shall be returned to Purchaser, except for $100 of independent consideration which will be delivered to Seller, and thereafter neither party shall have any further rights, remedies or obligations hereunder, except for the Post Termination Obligations which will survive such termination. In the event that an “Entitlements Challenge” (as defined in Section 8.02) occurs on or before the expiration of the SDP Contingency Period, the SDP Contingency Period shall be extended for the same period of time as said Entitlement Challenge shall prevent or delay recordation of the Plat or issuance of the Site Development Permit.

  4.04  Purchaser’s Post Termination Obligations. All costs and expenses related to Purchaser’s inspection of the Property and the preparation and processing of the Site Development Permit shall be paid for by Purchaser, and Purchaser agrees to indemnify and hold Seller harmless from and against all such costs and expenses. All costs and expenses related to Seller’s preparation and processing of the Plat shall be paid by Seller, and Seller agrees to indemnity and hold Purchaser harmless from and against all said costs and expenses. Purchaser shall not permit any liens, encumbrances, obligations or conditions of any kind or nature to attach to the Property by reason of the exercise of Purchaser’s rights hereunder. Purchaser agrees that if Seller or Purchaser terminates this Agreement under any right granted hereunder, Purchaser will: (i) restore the Property to substantially the same condition which existed prior to any inspections, tests or other activities of Purchaser thereon; (ii) indemnify and hold Seller harmless from and against any and all liens by contractors, subcontractors, materialmen or laborers performing work or tests for Purchaser and from and against any and all claims for damages by third parties arising out of the conduct of such work and tests and/or any other activities of Purchaser or Purchaser’s employees or agents; (iii) pay and/or reimburse Seller for the payment of any expenses (including attorney fees and court costs) incurred in connection with any of the foregoing; (iv) except to the extent not already delivered to Seller pursuant to Section 4.03A above, deliver to Seller copies of all studies, reports, surveys, tests and other materials of any kind or nature obtained by Purchaser in connection with Purchaser’s feasibility study of the Property excepting communications under the attorney/client privilege; (v) return all of the Review Materials to Seller with Purchaser having the right to retain a copy set of the materials for its records; (vi) deliver to Seller copies of all documents, plans, applications and reports prepared in connection with the SDP Application and will assign to Seller all of Purchaser’s right, title and interest therein; and (vii) will pay any amounts then owing on or under the Due Diligence Activities Indemnification. The foregoing obligations of Purchaser are referred to herein collectively as the “Post Termination Obligations.” Notwithstanding any provision herein to the contrary, it is agreed and understood that a termination of this Agreement under any right granted hereunder shall terminate all obligations of Seller to sell the Property and all obligations of Purchaser to purchase the Property, but such termination shall not terminate the provisions in this Agreement relating to the Post Termination Obligations and the disposition of the Earnest Money. The Post Termination Obligations shall survive any termination of this Agreement and shall be fully binding upon Purchaser and enforceable by Seller until and unless Seller gives to Purchaser a written release which specifically references the Post Termination Obligations and which expressly waives or releases all claims in connection therewith.

  4.05  Pre-Closing Site Work. After Purchaser has secured the final approval of the Site Development Permit from the City of Austin and prior to Closing, Purchaser may, at Purchaser’s sole cost and expense, perform the preliminary site work identified on Exhibit “I” attached hereto (the “Preliminary Site Work”). Prior to the commencement of the construction of the Preliminary Site Work, and in any event, within ten (10) days after Purchaser provides Seller with a copy of the Site Development Permit issued by the City of Austin, Seller and Purchaser will enter into that certain preliminary site work license agreement in the form attached hereto and incorporated herein as Exhibit “J” (the “Preliminary Site Work License Agreement”). The Preliminary Site Work must be performed in accordance with the Preliminary Site Work License Agreement and the Site Development Permit.

  4.06  Building Permit. Purchaser will, at Purchaser’s sole cost and expense, file a complete application for a building permit with the City of Austin (the “Building Permit Application”) for the construction of “Phase I” of Purchaser’s “Project” as shown and generally described on the Conceptual Plan on or before six (6) months after the Effective Date and will, contemporaneously with the submittal of the Building Permit Application to the City of Austin, deliver a copy of the Building Permit Application to Seller. Purchaser agrees to use commercially reasonable efforts in processing said Building Permit Application with the City of Austin (such building permit as issued by the City of Austin is referred to as the “Building Permit”).

  4.07  Deed Restrictions, Exclusion from Commercial Owner’s Association and Assessments. Seller and Purchaser agree that the Property will not be made subject to that certain Master Declaration of Covenants, Conditions and Restrictions for Lantana [Commercial/Multi-Family] recorded under Document No. 2000205500 of the Real Property Records of Travis County, Texas (as amended from time to time, the “Declaration”) and Seller agrees that it will not file a Notice of Applicability against the Property or otherwise encumber the Property with the Declaration. The Declaration shall not be a Permitted Exception hereunder. At Closing, Purchaser shall pay to Seller the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Lantana Community Contribution”) in cash as a lump sum, one time payment to be used by Seller, or the property owners association to be created pursuant to the Declaration, for maintenance, repair and replacement of common areas or features of the

Lantana community and for maintenance and related obligations under the Section 10(a) Permit as described in Section 3.04A, above.

  V.

Closing

  5.01  Closing Date. This transaction shall close at the Title Company’s offices or other location acceptable to the parties on or before the earlier to occur of: (i) the date which is five (5) days after the issuance of the Building Permit by the City of Austin; or (ii) April 14, 2006. The closing of this transaction is herein called “Closing,” and the date for Closing is herein called the “Closing Date.” The Closing Date is, however, subject to extension pursuant to Section 8.02 below. Seller and Purchaser acknowledge and agree that Armbrust & Brown, L.L.P. will act as the closing agent at the Closing pursuant to a P-22 agreement with the Title Company.

  5.02  Seller’s Closing Obligations. At the Closing, Seller shall, at Seller’s sole cost and expense:

(i)
execute and deliver to Purchaser a special warranty deed in the form of Exhibit “L” attached hereto and incorporated herein by reference with a description of the Property attached thereto as Exhibit “A” and a list of the Permitted Exceptions attached thereto as Exhibit “B” (the “Deed”);

(ii)	execute and deliver to Purchaser a bill of sale and assignment in the form of Exhibit “M” attached hereto and incorporated herein by reference (the “Bill of Sale and Assignment”);

(iii)	execute and deliver to Purchaser two (2) counterpart originals of each of the three (3) Option Agreements;

(iv)	execute and deliver to Purchaser two (2) counterpart originals of the Memorandum of Options;

(v)	execute and deliver to Purchaser two (2) counterpart originals of the Memorandum of Rialto Blvd. Cost Reimbursement Agreement;

(vi)	cause Stratus Properties Inc. to execute and deliver to Purchaser an original counterpart of the AMD/Stratus Community Trust Agreement, as provided by Section 8.03;

(vii)	deliver to Purchaser physical possession of the Property;

(viii)	deliver evidence of Seller’s authority to act hereunder in form reasonably satisfactory to Purchaser and the Title Company; and

(ix)	execute and deliver to Purchaser a “non-foreign” certificate sufficient to establish that withholding of tax is not required in connection with this transaction.

  5.03  Purchaser’s Closing Obligations. At the Closing, Purchaser shall, at Purchaser’s sole cost and expense:

(i)	deliver the Purchase Price and the Lantana Community Contribution to the Title Company for disbursement in accordance with the terms and provisions of this Agreement;

(ii)	execute and deliver the Deed;

(iii)	execute and deliver to Seller two (2) counterpart originals of the Assignment;

(iv)	execute and deliver to Seller two (2) counterpart originals of each of the three (3) Option Agreements;

(v)	execute and deliver to Seller two (2) counterpart originals of the Memorandum of Options;

(vi)	execute and deliver to Seller two (2) counterpart originals of the Memorandum of Rialto Blvd. Cost Reimbursement Agreement;

(vii)	cause Advanced Micro Devices, Inc. to execute and deliver to Seller an original of the AMD/Stratus Community Trust Agreement, as provided by Section 8.03; and

(viii)	deliver such evidence of Purchaser’s authority to act hereunder as Seller and the Title Company may reasonably require for Closing.

  5.04  Closing Costs. Seller shall pay: (i) the fee for the recording of the Deed, the Memorandum of Options and the Memorandum of Rialto Blvd. Cost Reimbursement Agreement; (ii) one-half (1/2) of any escrow fee charged by the Title Company; and (iii) the basic premium for the Title Policy and any additional premiums charged by the Title Company to delete the exception for the rights of parties in possession. Purchaser shall pay one-half (1/2) of any escrow fee charged by the Title Company. If Purchaser desires to obtain any other special endorsements to the Title Policy, such as deletion of the survey exception, additional premiums therefor and related fees and other expenses thereto shall be paid in full by Purchaser. Each party shall be responsible for the payment of its own attorney’s fees, copying expenses, and other costs incurred in connection with this transaction.

  5.05  Prorations. All normally and customarily proratable items, including, without limitation, real estate taxes, and utility expenses shall be prorated as of the Closing Date, Seller being charged and credited for all of the same up to such date and Purchaser being charged and credited for all of the same on and after such date. If the actual amounts to be prorated are not known as of the Closing Date, the proration shall be made on the basis of the best information then available, and thereafter, when actual figures are received, a cash settlement will be made between Seller and Purchaser. Any additional ad valorem taxes relating to the year of Closing and/or prior years arising out of a change in usage or ownership of the Property (including without limitation any “rollback” or other additional taxes payable under the terms of Section 23.46 or Section 23.55 of the Texas Tax Code, as amended, or any similar laws) shall be borne and paid in full by the Seller. The provisions of this Section 5.05 shall survive the Closing.

  VI.

Warranties; Condemnation; Covenants; Notices

  6.01  Warranties. Purchaser acknowledges that Purchaser has already inspected the Property and/or will hereafter independently cause the Property to be inspected on its behalf and that Purchaser has not entered into this Agreement based upon any representation, warranty, agreement, statement or expression of opinion by Seller or by any person or entity acting or allegedly acting for or on behalf of Seller as to the Property or the condition of the Property except for the Representations and Warranties (defined below), the Covenants (defined below) and the Entitlements Defense (defined below). Purchaser agrees that the Property is to be sold to and accepted by Purchaser at Closing, AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, except for the warranty of title set out in the Deed, the Representations and Warranties, the Covenants and the Entitlements Defense. Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall be deemed made by Seller to Purchaser also as of the Closing Date (the “Representations and Warranties”) and all of which shall survive Closing as fully and for all purposes as if a separate written document were executed by Seller at Closing making the Representations and Warranties to Purchaser therein:

(i)	There are no outstanding leases, options to purchase, rights of first refusal, letters of intent or rental agreements with respect to any of the Property.

(ii)	The person or persons executing this Agreement on behalf of Seller have full power and authority to execute this Agreement, and to bind Seller to the terms hereof.

(iii)
Seller, to its knowledge, has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Property, or any part thereof in all material respects and Seller has received no written notice of any violation of any applicable zoning regulation, ordinance, or any other law, covenant, condition, or restriction relating to the Property from any governmental agency having jurisdiction over the Property, nor does Seller have any knowledge of any such material violation.

(iv)
There are no parties other than Seller who own or hold title to any portion of the Property in undivided interests or otherwise, and no person or entity other than Purchaser has any right to acquire any interest in any portion of the Property.

(v)
Seller has no knowledge of any special assessments of a governmental authority which have been levied against the Property, and no written notice of any special assessments of a governmental authority has been received by Seller.

(vi)
No portion of the Property has been designated or assessed for “agricultural use” or as “qualified open space land” within the meaning of Article VIII, Section 1-D or Section 1-D-1 of the Texas Constitution, or the statutes relating thereto which are codified under the Texas Tax Code, as amended.

(vii)
To Seller’s knowledge, no portion of the Property is currently in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment, including, without limitation: (a) the

Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; (b) the Resource Conservation and Recovery Act of 1976, as amended; and (c) the Texas Water Code and the Texas Solid Waste Disposal Act.

(viii)
To Seller’s knowledge, there is no asbestos located upon or within any portion of the Property, no portion of the Property has been used as a garbage or refuse dump site, a landfill, a waste disposal facility, a transfer station, or any other type of facility for storage, processing, treatment, or temporary or permanent disposal of waste materials, including, without limitation, solid, industrial, toxic, hazardous, radioactive, nuclear or putrescible waste or sewage, and there are no underground storage tanks of any kind or nature located within the Property.

(ix)
To Seller’s knowledge, giving effect to the Section 10(a) Permit, development of the Property is not impacted by any habitat or potential habitat of any species of flora or fauna which is protected under any applicable laws pertaining to the protection of flora or fauna (including, without limitation, federal Endangered Species Act) and the anticipated use of the Property does not violate any regulations concerning endangered or threatened species of flora or fauna.

(x)	The “Entitlements” (as defined in Section 8.02) are in full force and effect without modification and to Seller’s knowledge, the Real Property may be developed to the extent provided thereby.

(xi)
No written notice has been received by Seller from any governmental agency asserting the invalidity of the Entitlements or its intention to take actions or to initiate proceedings for the termination or modification thereof.

The obligation of Purchaser to close this transaction is contingent upon the continued truth and accuracy of Seller’s Representations and Warranties hereunder as of the Closing Date. If at the Closing any of the Representations or Warranties set forth herein are untrue or incorrect in any material respect, Purchaser shall be entitled to the remedy set forth in Section 7.01 B(i) as Purchaser’s sole and exclusive remedy.

The characterization of any statement or representation in this Agreement as being to the knowledge of Seller or actual knowledge of Seller (or any similar words or phrases to that effect) means the actual knowledge of William H. Armstrong, III and in the event William H. Armstrong, III is no longer the Chief Executive Officer of Seller, his successor, and Kenneth N. Jones, Esq., General Counsel of Seller and if Kenneth N. Jones is no longer the General Counsel of Seller, his successor only, and does not mean any constructive knowledge applied to such individuals or to Seller as an entity.

  6.02  Condemnation. If prior to Closing, any governmental or other entity having condemnation authority shall institute an eminent domain proceeding with regard to the Property or any part thereof and the same is not dismissed on or before ten (10) days prior to Closing, then (i) if the proposed condemnation involves so much of the Property that it prevents Purchaser from developing the Project on the Property as generally contemplated on the Conceptual Plan in a commercially reasonable manner, then Purchaser shall be entitled either to terminate this Agreement upon written notice to Seller or to waive such right of termination and receive all condemnation proceeds, or (ii) if the proposed condemnation does not prevent Purchaser from developing the Project on the Property as described in item (i) above, then Purchaser will not be entitled to terminate this Agreement due to such condemnation but will entitled to receive all condemnation proceeds on or after Closing. In the event of termination of this Agreement pursuant to the terms hereof, the Earnest Money shall be returned to Purchaser and thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder except for the Post Termination Obligations which will expressly survive any termination of this Agreement.

  6.03  Covenants of Seller. Seller agrees that between the Effective Date of this Agreement and the Closing Date (collectively, the “Covenants”): (i) Seller will not enter into or grant any liens, easements, restrictive covenants or other agreements of any kind which would survive the Closing and which would affect title to or use or possession of the Property, without the prior written approval of Purchaser; (ii) Seller will not enter into any leases, contracts or agreements of any kind or nature relating to the Property which would survive the Closing, without the prior written approval of Purchaser; (iii) Seller will not knowingly use, occupy or knowingly allow the use or occupancy of the Property in any manner which violates any applicable laws, ordinances, rules, regulations or restrictive covenants; (iv) Seller will not allow or permit the introduction, spillage, release, discharge, use, storage or disposal of any hazardous material, hazardous waste or pollutant of any kind or nature into, onto or from the Property by Seller or any of Seller’s agents, contractors or representatives; and (v) Seller will immediately upon obtaining notice of same, notify Purchaser of any legal, political, governmental, or administrative proceeding or moratorium instituted or proposed which specifically effects the Property.

  VII.

Remedies

  7.01  Purchaser’s Remedies. Notwithstanding any provision of this Agreement to the contrary other than Section 7.03 and, if applicable, Section 3.03:

  A.     if Seller fails or refuses to timely comply with Seller’s obligations hereunder and such failure continues for a period of ten (10) days after delivery of written notice from Purchaser to Seller specifying such failure (provided, however, that if such failure requires more than ten (10) days to cure, then such ten (10) day period will extend to thirty (30) days provided that Seller commences to cure such failure within such initial 10 day period and diligently prosecutes such cure thereafter), Purchaser may, as Purchaser’s sole and exclusive remedy, either: (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, and thereupon this Agreement shall terminate, and Purchaser shall be entitled to an immediate return of the Earnest Money and Seller and Purchaser shall be relieved and released of all further obligations, claims and liabilities hereunder; or (ii) enforce specific performance of Seller’s obligations hereunder; or

  B.     if any of Seller’s Representations and Warranties other than Section 6.01(x) is untrue or is breached in any material respect and is not cured by Seller within ten (10) days after delivery of written notice specifying such breach from Purchaser to Seller (provided, however, that if such breach requires more than ten (10) days to cure, then such ten (10) day period will extend to thirty (30) days provided that Seller commences to cure such breach within such initial ten (10) day period and diligently prosecutes such cure thereafter), Purchaser may elect, as Purchaser’s sole and exclusive remedy, by giving Seller timely written notice of said election prior to Closing, either:

(i)
to terminate this Agreement, whereupon within thirty (30) days after said election is made by Purchaser, Seller shall refund and pay to Purchaser both the Earnest Money, less the Independent Consideration, and the out of pocket costs and expenses incurred by Purchaser after the Effective Date for third party contractors, consultants and attorneys regarding the Property as evidenced by commercially reasonable supporting documentation provided by Purchaser; and

upon making said payments to Purchaser, Seller and Purchaser shall be relieved and released of all further obligations, claims and liabilities hereunder, or

(ii)	to waive the Seller’s failure to cure and proceed to close this transaction in accordance with the other provisions of this Agreement.

  C.    if the Representations and Warranties set forth in Section 6.01(x) is untrue or is breached in any material respect, Purchaser may elect, as Purchaser’s sole and exclusive remedy, by giving Seller timely written notice of said election prior to Closing, either:

(i)
to terminate this Agreement, whereupon within thirty (30) days after said election is made by Purchaser, Seller shall refund and pay to Purchaser the Earnest Money, less the Independent Consideration, and upon making said payment to Purchaser, Seller and Purchaser shall be relieved and released of all further obligations, claims and liabilities hereunder; or

(ii)	to require Seller and Purchaser to follow the procedure set out in Section 8.02

  D.     Notwithstanding the foregoing, Purchaser may pursue all legal rights available at law or in equity in connection with (i) any breach of any of Seller’s Representations or Warranties, other than Section 6.01(x), discovered after Closing, and/or (ii) any of Seller’s specific indemnification obligations hereunder; provided, that in no event may Purchaser recover any indirect or consequential damages arising out of any such breach by Seller all of which are hereby waived by Purchaser. With regard to any breach of Section 6.01(x) discovered after Closing, Purchaser’s sole and exclusive remedy is set forth in Section 8.02 below. The provisions of this paragraph shall survive Closing and the delivery of the Deed fully and for all purposes as if contained in a separate written document signed by Seller and Purchaser at Closing.

  7.02  Seller’s Remedies. Notwithstanding any provision of this Agreement to the contrary other than Section 7.03, if Purchaser fails or refuses to timely comply with Purchaser’s obligations hereunder or is unable to do so as the result of Purchaser’s act or failure to act and any such failure (other than a failure to fund the Purchase Price at Closing Date) continues for a period of ten (10) days after delivery of written notice specifying such failure from Seller to Purchaser (provided, however, that if such failure requires more than ten (10) days to cure, then such ten (10) day period will extend to thirty (30) days provided that Purchaser commences to cure such failure within such initial ten (10) day period and diligently prosecutes such cure thereafter), Seller may terminate this Agreement and, as Seller’s sole and exclusive remedies: recover or retain the Earnest Money. It is agreed and understood that the Earnest Money will be delivered to Seller as liquidated damages, and not a penalty, in full satisfaction of all of Seller’s claims against Purchaser hereunder or pursuant hereto or in connection herewith. Seller and Purchaser agree that it is difficult to determine the actual amount of Seller’s damages arising out of Purchaser’s breach but said amount is a fair estimate of those damages which has been agreed to by the parties in a good faith effort to make the damages certain. If a party exercises a right of termination pursuant to the terms and provisions of this Agreement that provides for the return of the Earnest Money to Purchaser, then, notwithstanding the foregoing, Seller may (i) recover damages with respect to any failure by Purchaser to comply with Purchaser’s Post Termination Obligations or any other indemnification obligations of Purchaser hereunder, and (ii) enforce specific performance of Purchaser’s Post Termination Obligations. The foregoing notwithstanding, a failure by Purchaser to timely fund the Purchase Price on the Closing Date will be a default by Purchaser hereunder without a notice and cure opportunity.

  7.03  Attorney’s Fees. Notwithstanding the foregoing, in the event of any default by either Seller or Purchaser, the prevailing party in any dispute shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, expenses and costs of court.

  VIII.

Special Provisions

  8.01 Rialto Blvd. Cost Reimbursement Agreement. Seller and Purchaser acknowledge and agree that Seller is constructing that certain segment of Rialto Blvd. pursuant to and as described in that certain site development permit issued by the City of Austin under Site Development Permit No. C8-84-102.8B (the “Rialto Boulevard Segment”) in anticipation of the development and construction of Purchaser’s Project on the Property generally in accordance with the Conceptual Plan. Seller agrees, at Seller’s sole cost and expense, but subject to reimbursement as provided below, to complete construction of the Rialto Boulevard Segment in a good and workmanlike manner and to secure City of Austin approval of the construction of Rialto Boulevard (“Final Completion”) on or before 120 days after the Closing Date (as it may be extended hereunder).  After Final Completion of the Rialto Boulevard Segment, Purchaser agrees to reimburse Seller the design, permitting and construction costs incurred by Seller for the Rialto Boulevard Segment attributable to the Property and to any Option Tracts purchased by Purchaser in accordance with the Option Agreements in the amounts, subject to the limitations and according to the terms set forth and contained in the Rialto Blvd. Cost Reimbursement Agreement set forth on Exhibit “N” attached hereto and incorporated herein for all purposes (the “Rialto Blvd. Cost Reimbursement Agreement”). As stated in the Rialto Blvd. Cost Reimbursement Agreement and without intention to modify the same, reimbursement amounts will be paid by Purchaser attributable to the Property and each Option Tract upon the later to occur, if ever, of (i) Final Completion of the Rialto Boulevard Segment, or (ii) the Closing of the Property and each Option Tract, as applicable. Purchaser acknowledges and agrees that the Rialto Blvd. Cost Reimbursement Agreement runs with the Property and the Option Tracts until the reimbursement is paid for a particular property. Accordingly, at Closing, Seller and Purchaser will execute and record a Memorandum of Rialto Blvd. Cost Reimbursement Agreement in the form attached hereto as Exhibit “O” (the “Memorandum of Rialto Blvd. Cost Reimbursement Agreement”) in the Official Public Records of Travis County, Texas. Seller will execute and record a partial release of Memorandum of Rialto Blvd. Cost Reimbursement Agreement for the Property or any Option Tract contemporaneously with the receipt of the reimbursement amount attributable to the Property or such Option Tract, as applicable. In the event Purchaser does not timely exercise the option to acquire an Option Tract, Seller shall execute and record a partial release of Memorandum of Rialto Blvd. Cost Reimbursement Agreement for such Option Tract. Purchaser’s and Seller’s obligations under this Section 8.01 will survive Closing and the delivery of the Deed and will survive each closing under an Option Agreement.

  8.02 Entitlements Defense.

  A.    The Property is subject to those certain agreements executed by the City of Austin and attached hereto as Exhibit “P” establishing that the Property is entitled to be developed pursuant to the ordinances referenced therein (the “Entitlements”). Purchaser is acquiring the Property both with the understanding that the Property can be developed in accordance with the Entitlements and in reliance upon Seller’s representation set forth in Section 6.1(x) above. In the event, that a governmental authority or other third party or entity files a lawsuit, whether local, state or federal, challenging the applicability and/or enforceability of the Entitlements to the development of the Property and either that legally prevents or delays the issuance of the Plat, the Site Development Permit or the Building Permit, or that legally prevents the development of Phase I of the Project in accordance with the Plat, Site Development Permit and the Building Permit (an “Entitlements Challenge”) prior to the issuance of a certificate of occupancy by the City of Austin for the first building completed on the Property, then Seller agrees, at Seller’s sole cost and expense, to vigorously defend the Purchaser and the Seller against the Entitlements Challenge with reputable legal counsel chosen by Seller and reasonably acceptable to Purchaser (“Defense Obligations”); provided, however, that Seller will not be required to incur out-of-pocket costs and expenses after the Closing Date in connection with Defense Obligations in an amount that exceeds the sum of $500,000.00. Once Seller has incurred out-of-pocket Defense Obligations costs and expenses in the amount of $500,000.00 or more after the Closing Date, then Seller will no longer be obligated to pursue such Defense Obligations. In such an event, and provided that Seller determines that it is no longer going to pursue such Defense Obligations, then Seller will notify Purchaser of such determination in writing at least thirty (30) days prior to the date that Seller intends to withdraw from the Defense Obligations in order to allow Purchaser, at Purchaser’s option and expense, to pursue the defense of such Entitlements Challenge. Purchaser agrees that John J. (Mike) McKetta, III currently with the law firm of Graves, Dougherty, Hearon & Moody, L.L.P., along with Bruce Scrafford of Armbrust & Brown, L.L.P., is counsel acceptable to Purchaser that may be used by Seller in fulfilling its defense obligations hereunder. Purchaser may, at Purchaser’s sole cost and expense, participate in Seller’s defense of any Entitlements Challenge and, at all times, Seller and Purchaser agree to cooperate with one another and keep each other informed as to their respective efforts to defend any Entitlements Challenge. In connection with the defense of any Entitlements Challenge, (i) Seller will not take a position that compromises the Entitlements attributable to the Property or any Option Tract that is then subject to an Option Agreement without the prior written consent of Purchaser, and (ii) Purchaser will not take a position that compromises the Entitlements attributable to any other property owned by Seller and covered by the Preliminary Plan, including, but not limited to Option Tracts that have not been acquired by Purchaser, without the prior written consent of Seller; provided, that Purchaser may agree to permit development of the Property at less than the maximum intensity of development and/or in compliance with water quality standards that are more stringent than as permitted or allowable under the Entitlements without violating this Section 8.02. Seller and Purchaser each agree to promptly notify the other in writing when it has been notified of a filed Entitlements Challenge to the Property. For purposes of determining whether an Entitlements Challenge has been filed before or after Closing, the date of the filing of the earlier to be filed of a petition setting forth the Entitlements Challenge and specifically referencing the Property or an application or administrative case asserting the Entitlements Challenge will be the date of the Entitlements Challenge.

  B.   In the event that an Entitlements Challenge is filed prior to the Closing Date and either the Entitlements are not upheld by the applicable court in their entirety prior to the Closing Date or the Entitlements Challenge is not otherwise resolved in a manner that upholds the Entitlements in their entirety prior to the Closing Date, then:

(i)
the Closing Date will be automatically extended for a period of twenty-five (25) days and, on or before ten (10) days prior to the Closing Date (as so extended), Purchaser must elect by written notice to Seller to either (a) close the purchase of the Property pursuant to the terms of this Agreement on or before the Closing Date (as so extended), (b) terminate this Agreement, or (c) extend the Closing Date for a period of an additional three hundred sixty-five (365) days during which time Seller will continue to pursue resolution to the Entitlements Challenge. If Purchaser fails to make the election pursuant to the immediately preceding sentence, the Purchaser will be deemed to have elected to extend the Closing Date for a period of an additional three hundred sixty-five (365) days. If Purchaser timely elects to terminate this Agreement pursuant to the terms hereof then the Earnest Money shall be returned to Purchaser, except for $100 of independent consideration which will be delivered to Seller, and thereafter neither party shall have any further rights, remedies or obligations hereunder, except for the Post Termination Obligations which will survive such termination; and

(ii)
if the Closing Date was extended for the period of three hundred sixty-five (365) days pursuant to subparagraph A above, then (i) in the event that the Entitlements are either upheld by the applicable court in their entirety prior to the Closing Date or the Entitlements Challenge is otherwise resolved in a manner that upholds the Entitlements in their entirety prior to the Closing Date, then Purchaser will close the purchase of the Property on the Closing Date; or (ii) in the event that the Entitlements are either not upheld by the applicable court in their entirety prior to the Closing Date or the Entitlements Challenge is not otherwise resolved in a manner that upholds the Entitlements in their entirety prior to the Closing Date, then the Closing Date will again be automatically extended for a period of twenty-five (25) days and, on or before ten (10) days prior to the Closing Date (as so extended), Purchaser must elect by written notice to Seller to either (a) close the purchase of the Property with the Purchase Price reduced to the “Reduced Purchase Price” (defined below) and the Lantana Community Contribution reduced to the “Reduced Lantana Community Contribution” (defined below) and otherwise pursuant to the terms of this Agreement on or before the Closing Date (as so extended), or (b) elect to terminate this Agreement. As used herein, the term “Reduced Purchase Price” shall mean FIFTEEN MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($15,200,000.00). As used herein, the term “Reduced Lantana Community Contribution” shall mean FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00). If Purchaser fails to deliver written notice of termination to Seller on or before Closing Date as so extended, Purchaser will be deemed to have elected to close the purchase of the Property on the Closing Date according to this Agreement by paying the Reduced Purchase Price and Reduced Lantana Community Contribution. If Purchaser timely elects to terminate this Agreement pursuant to the terms hereof then the Earnest Money shall be returned to Purchaser, except for $100 of independent consideration which will be delivered to Seller, and thereafter neither party shall have any further rights, remedies or obligations hereunder, except for the Post Termination Obligations which will survive such termination.

  C.   In the event that an Entitlements Challenge is filed following the Closing Date and either the Entitlements are not upheld by the applicable court in their entirety or the Entitlements Challenge is not otherwise resolved in a manner that upholds the Entitlements in their entirety, then on or before ninety (90) days following the final determination of said Entitlements Challenge, Seller shall pay and reimburse Purchaser FOUR MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($4,200,000.00) in cash, which amount equals the total by which the Purchase Price exceeds the Reduced Purchase Price, and the Lantana Community Contribution exceeds the Reduced Lantana Community Contribution.

  D.   In the event an Entitlement Challenge is filed prior to the Closing Date and at Closing, Purchaser pays the Reduced Purchase Price and the Reduced Lantana Community Contribution, as provided in B.(ii) B., above, and the Entitlements are subsequently upheld by the applicable court in their entirety or the Entitlement Challenge is otherwise resolved in a manner that upholds the Entitlements in their entirety, then within ninety (90) days following the final determination of said Entitlement Challenge, Purchaser shall pay Seller FOUR MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($4,200,000.00) in cash, which amount equals the total amount by which the (i) Purchase

Price exceeds the Reduced Purchase Price and (ii) the Lantana Community Contribution exceeds the Reduced Lantana Community Contribution.

  E.     The terms and provisions of this Section 8.02 will survive Closing and the delivery of the Deed

  8.03  Community and Open Space Program. At Closing, Seller and Purchaser agree to execute the AMD/Stratus Community Trust Agreement in the form attached hereto as Exhibit L and made a part hereof.

  IX.
Miscellaneous Provisions

  9.01  Entire Agreement. This Agreement contains the entire agreement of the parties hereto. There are no other agreements, oral or written, between the parties regarding the Property and this Agreement can be amended only by written agreement signed by the parties hereto, and by reference made a part hereof.

  9.02  Binding Effect. This Agreement, and the terms, covenants, and conditions herein contained, shall be covenants running with the land and shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.

  9.03  Effective Date. The “Effective Date” of this Agreement and other similar references herein are deemed to refer to the date on which this Agreement has been fully executed, initialed, if applicable, and dated by both Seller and Purchaser.

  9.04  Notice. Any notice, communication, request, reply or advice (severally and collectively referred to as “Notice”) in this Agreement provided or permitted to be given, made or accepted by either party to the other must be in writing. Notice may, unless otherwise provided herein, be given or served: (i) by depositing the same in the United States Mail, certified, with return receipt requested, addressed to the party to be notified and with all charges prepaid; or (ii) by depositing the same with Federal Express or another service guaranteeing “next day delivery,” addressed to the party to be notified and with all charges prepaid; or (iii) by delivering the same to such party, or an agent of such party by telecopy or by hand delivery. Notice deposited in the United States mail in the manner hereinabove described shall be deemed given the day it is deposited with the U.S. Postal Service. Notice given in any other manner shall be deemed given only if and when received by the party to be notified. For the purposes of notice, the addresses of the parties shall, until changed as provided below, be as follows:

PURCHASER:	With Copy To:
Advance Micro Devices, Inc	Fulbright & Jaworski, L.L.P.
Attn: Shaun Moore	Attn: Robert G. Converse
5204 East Ben White Blvd.	One American Center
M/S 562	600 Congress Avenue, Suite 2400
Austin, Texas 78741	Austin, Texas 78701
Telephone: (512) 602-6533	Telephone: (512) 474 5201
Fax No.: (512) 602-4999	Fax No.: (512) 536 4598

SELLER:	With Copy To:
Stratus Properties Inc.	Armbrust & Brown, L.L.P.
Attn: William H. Armstrong, III	Attn: Kenneth N. Jones
98 San Jacinto Blvd., Suite 220	100 Congress Ave., Suite 1300
Austin, Texas 78701	Austin, Texas 78701
Telephone: (512) 478-5788	Telephone: (512) 435-2312
Fax No.: (512) 478-6340	Fax No.: (512) 435-2360

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by giving at least five (5) days written notice to the other party. If any date or any period provided in this Agreement ends on a Saturday, Sunday or legal holiday, the applicable period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

  9.05  Real Estate Commissions. If and when the Closing occurs and Seller has received all funds required to be delivered to Seller under the terms hereof, Seller shall pay a commission at the Closing for services rendered in connection with this transaction in the total amount of three percent (3%) of the Purchase Price to Staubach Company Central Texas, L.L.C. and CB Richard Ellis to the extent provided for, and in accordance with, a separate agreement between Staubach Company Central Texas, L.L.C. and CB Richard Ellis addressing how such commission will be split between such entities, an original of which agreement must be provided to Seller. Purchaser understands and hereby acknowledges that the foregoing named broker or brokers have no authority to bind Seller to any warranties or representations regarding the Property, and further acknowledges that Purchaser has not relied upon any warranties or representations of the foregoing named broker or brokers in Purchaser’s decision to purchase the Property. Seller and Purchaser each represent and warrant to the other that other than as stated above, no real estate brokerage commission is payable to any person or entity in connection with this transaction, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under Seller or Purchaser, as applicable. Purchaser acknowledges that Purchaser has been advised by the above-stated broker, to have an abstract of title on the Property examined by an attorney or else to acquire an owner’s policy of title insurance on the Property.

  9.06  Time. Time is of the essence in all things pertaining to the performance of this Agreement.

  9.07  Assignment. Purchaser shall have the right to transfer and assign all or any portion of its rights and options under this Agreement to any affiliate of Purchaser or to any other assignee or its affiliate in connection with a financial arrangement between said assignee or affiliate and Purchaser to enable the Project to be constructed, occupied and used by Purchaser. This Agreement may not otherwise be assigned by the Purchaser without the consent of Seller.

  9.08  Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties to this Agreement that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.

  9.09  Waiver. Any failure by a party hereto to insist, or any election by a party hereto not to insist, upon strict performance by the other party of any of the terms, provisions, or conditions of this

Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions hereof.

  9.10  Applicable Law and Venue. The construction and validity of this Agreement shall be governed by the laws of the State of Texas. Venue shall be in a court of appropriate jurisdiction in Travis County, Texas.

  9.10  Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.

  9.11  Grammatical Construction . Wherever appropriate, the masculine gender may include the feminine or neuter, and the singular may include the plural, and vice versa.

  9.13  Waiver of Deceptive Trade Practices Act. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, PURCHASER HEREBY WAIVES ALL OF THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (THE TEXAS BUSINESS AND COMMERCE CODE; SECTION 17.41, ET SEQ.), SAVE AND EXCEPT THE PROVISIONS OF SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE. PURCHASER WARRANTS AND REPRESENTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION AS TO ANY PROVISION OF THIS AGREEMENT OR AS TO ANY MANNER CONTAINED HEREIN, (B) PURCHASER IS A SOPHISTICATED ENTITY AND (C) PURCHASER IS REPRESENTED BY LEGAL COUNSEL OF PURCHASER’S OWN CHOOSING IN SEEKING, ACQUIRING, AND PURCHASING THE PROPERTY AND IN NEGOTIATING THE TERMS OF THIS AGREEMENT. FURTHER, THE CONSIDERATION FOR THE PURCHASE OF THE PROPERTY IS IN EXCESS OF FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00). THIS WAIVER IS MADE KNOWINGLY.

  9.14  No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum, affidavit or other instrument evidencing this Agreement or relating hereto (other than the closing documents contemplated hereunder) shall ever be recorded in the Official Public Records of Travis County, Texas, or in any other public records. Should either party ever record or attempt to record any such instrument, then, notwithstanding any provision herein to the contrary, such recordation or attempted recordation shall constitute a default hereunder by said party.

  9.15  Confidentiality. Seller and Purchaser acknowledge that they have signed a Nondisclosure Agreement dated effective June 1, 2004, and that until Closing, said Nondisclosure Agreement shall remain applicable to this Agreement, mutatis mutandis.

  9.16  Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts will constitute one and the same agreement.

EXECUTED by the undersigned on the dates set forth hereinbelow.

SELLER:
STRATUS PROPERTIES OPERATING CO., L.P.,
a Delaware limited liability partnership

By: STRS L.L.C., a Delaware limited liability
company, General Partner

By: STRATUS PROPERTIES INC., a
Delaware corporation, Sole Member

By:__________________________ Printed Name:__________________ Title:_________________________ Date:_________________________

PURCHASER:	ADVANCED MICRO DEVICES, INC. a Delaware corporation
By:________________________ Printed Name:________________ Title:_______________________ Date:_______________________

Exhibits:

“A” - Land
“B” - Property Description and Definitions
“C” - Option Tracts
“D” - Option Agreements (“D-1,” “D-2” and “D-3”)
“E” - Memorandum of Options
“F” - Survey Certificate
“G” - Section 10(a) Restriction
“H” - Conceptual Plan
“I” - Preliminary Site Work
“J” - Preliminary Site Work License Agreement
“K” - Covenants
“L” - Special Warranty Deed
“M” - Bill of Sale and Assignment
“N” - Rialto Blvd. Cost Reimbursement Agreement
“O” - Memorandum of Rialto Blvd. Cost Reimbursement Agreement
“P” - Entitlements

TITLE COMPANY RECEIPT

Heritage Title Insurance Company of Austin, Inc. acknowledges receipt of this Agreement, executed and, if needed, initialed, by both Seller and Purchaser this _____ day of _________________, 2005.

HERITAGE TITLE INSURANCE COMPANY OF AUSTIN, INC.

By:____________________________
Printed Name:____________________
Title___________________________

EXHIBIT “A”

LAND

EXHIBIT “B”

PROPERTY DESCRIPTIONS AND DEFINITIONS

1. “Plans and Reports” shall mean and refer to all of Seller’s right, title and interest in and to all construction plans and specifications, engineering reports, environmental reports, technical reports, drawings, surveys, utility studies, and/or any other reports or data covering or relating the Real Property which are in the possession of Seller to the extent, and only to the extent, they relate to the Real Property.

2. “Governmental Approvals and Permits” shall mean and refer to all of Seller’s right, title and interest in and to all approvals, permits, licenses, and/or applications of any kind or nature which have been issued by or which are on file with any governmental agencies, departments or authorities to the extent, and only to the extent, they relate to the Real Property.

3. “Utility Service Permits” shall mean and refer to all of Seller’s right, title and interest in and to all water, wastewater, electric, gas, cable television, telephone, and other utility service rights, permits, and/or applications to the extent, and only to the extent, they relate to and benefit the Real Property.

4. “Utility Service Rights” shall mean and refer to all of Seller’s right, title and interest in and to all off-site waterlines, wastewater lines, and all other lines, facilities or improvements of any kind or nature to the extent, and only to the extent, they provide water, wastewater, electric, natural gas, cable television, telephone and other services to the Real Property.

5. “Street and Drainage Rights” shall mean and refer to all of Seller’s right, title and interest in and to all off-site street and drainage improvements of any kind or nature to the extent and only to the extent they provide roadway access or drainage service to the Real Property.

EXHIBIT “C”

OPTION TRACTS

EXHIBIT “D-1” “D-2” and “D-3”

OPTION AGREEMENTS

EXHIBIT “E”

MEMORANDUM OF OPTIONS

EXHIBIT “F”

SURVEY CERTIFICATE

EXHIBIT “G”

SECTION 10(a) RESTRICTION

EXHIBIT “H”

CONCEPTUAL PLAN

EXHIBIT “I”

PRELIMINARY SITE WORK

EXHIBIT “J”

PRELIMINARY SITE WORK LICENSE AGREEMENT

EXHIBIT “K”

COVENANTS

EXHIBIT “l”

SPECIAL WARRANTY DEED

THE STATE OF TEXAS §
§      KNOW ALL MEN BY THESE PRESENTS: THAT
COUNTY OF TRAVIS  §

_______________________________, a __________________ (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration to Grantor in hand paid by _____________________________, a ___________________________ (“Grantee”), whose mailing address is ____________ _________________________________________________________________ the receipt and sufficiency of which consideration is hereby acknowledged and confessed, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY, unto Grantee, subject to all of the reservations, exceptions and other matters set forth or referred to herein, the following described real property, together with all improvements thereon and appurtenances related thereto, if any (the “Property”), to-wit:

That certain real property in _______ County, Texas, which is described on Exhibit “A” attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, and Grantee’s successors or assigns, forever; and, subject to all of the matters set forth or referred to herein, Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through, or under Grantor, but not otherwise; provided, however that this conveyance is made by Grantor and accepted by Grantee subject to: (a) all of the title exceptions revealed in or by the recorded documents and other matters listed on Exhibit “B” attached hereto and incorporated herein by reference; (b) all regulations, restrictions, laws, statutes, ordinances, obligations or other matters which affect the Property and which are imposed by or exist by reason of any regulatory, governmental, or quasi-governmental districts, entities, agencies, authorities or other bodies of any kind or nature (“Governmental Authorities”); and (c) all standby fees, taxes and assessments by any taxing authority for the current and all subsequent years, and all liens securing the payment of any of the foregoing. Ad valorem taxes with respect to the Property for the current year have been prorated as of the date hereof. By acceptance of this deed, Grantee assumes and agrees to pay and indemnifies and agrees to hold Grantor harmless from and against all ad valorem taxes relating to the Property, for the current and all subsequent years.

EXECUTED AND DELIVERED the ______ day of _____________, 2005.

_____________________________________, a
_________________________

By:________________________
Printed Name:________________
Title:_______________________

RECEIVED, ACCEPTED AND AGREED
TO BY GRANTEE:

_____________________________
a ___________________________

By:__________________________
Printed Name:________________
Title:_______________________

THE STATE OF _________  §
              §
COUNTY OF ____________ §

This instrument was acknowledged before me this ______ day of ____________, 2005, by _______________________________, __________________ of _________________ _____________________________, a _________________________, on behalf of said ________________________.

(SEAL)

______________________________________
Notary Public Signature

THE STATE OF _________ §
                                                                §
COUNTY OF ____________           §

This instrument was acknowledged before me this ______ day of ____________, 2005, by _______________________________, __________________ of _________________ _____________________________, a _________________________, on behalf of said ________________________.

(SEAL)

Notary Public Signature

EXHIBIT “M”

BILL OF SALE AND ASSIGNMENT

EXHIBIT “N”

RIALTO BLVD. COST REIMBURSEMENT AGREEMENT

EXHIBIT “O”

MEMORANDUM OF RIALTO BLVD. COST REIMBURSEMENT AGREEMENT

EXHIBIT “P”

ENTITLEMENTS